Media Relations Contact Kara Leiterman, Schneider M 920-370-7188 leitermank@schneider.com For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Investor Relations Contact Steve Bindas, Schneider 920-592-SNDR (7637) investor@schneider.com schneider.com/news Schneider National, Inc. increases quarterly dividend GREEN BAY, Wis. (January 26, 2022) – Schneider (NYSE: SNDR), a premier provider of trucking, intermodal and logistics services, announced today that on January 24, 2022, its Board of Directors declared a quarterly cash dividend of $0.08 per share on its Class A and Class B common stock, payable to shareholders of record as of March 11, 2022. The dividend is expected to be paid on April 8, 2022. About Schneider Schneider is a premier provider of transportation and logistics services. Offering one of the broadest portfolios in the industry, Schneider’s solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics and Logistics Consulting. With nearly $4.6 billion in annual revenue, Schneider has been safely delivering superior customer experiences and investing in innovation for over 85 years. The company’s digital marketplace, Schneider FreightPower®, is revolutionizing the industry giving shippers access to an expanded, highly flexible capacity network and provides carriers with unmatched access to quality drop-and-hook freight – Always Delivering, Always Ahead. For more information about Schneider, visit Schneider.com or follow the company socially on Facebook, LinkedIn and Twitter: @WeAreSchneider. Source: Schneider SNDR -END-